                                                                   Exhibit 99.10

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information included in this Post-Effective Amendment No. 17 to the Registration Statement (Form N-1A, No. 33-47859) of the Investor Class, Advisor Class A and Advisor Class B of the Safeco Managed Bond Trust.

We also consent to the incorporation by reference of our report therein dated January 24, 2003 with respect to the financial statements included in the Safeco Managed Bond Trust's Annual Report for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

                              /s/ Ernst & Young LLP

Seattle, Washington
April 28, 2003